EXHIBIT 99.1

Contact:	Paul Caminiti/Jonathan Doorley Sard Verbinnen & Co 212/687-8080

Castle Brands Announces Fiscal 2010 First Quarter Results

NEW YORK, NY, August 14, 2009 — Castle Brands Inc. (NYSE Amex: ROX), an emerging developer and international marketer of premium branded spirits, today reported financial results for the three months ended June 30, 2009.

In the fiscal 2010 first quarter, the Company had net sales of $5.9 million, unchanged from the prior year period. The Company had a net loss attributable to common stockholders of $559,000, or $(0.01) per basic and diluted share, in the fiscal 2010 first quarter, compared to a net loss attributable to common stockholders of $4.3 million, or $(0.28) per basic and diluted share, in the comparable fiscal 2009 period. Net loss per basic and diluted share for the fiscal 2010 first quarter was positively impacted by the increase in common shares outstanding resulting from the October 2008 $15 million private placement and note conversion. The fiscal 2010 first quarter results included a foreign exchange gain of $1.0 million due to a weakening U.S. dollar as compared to a loss of $99,000 in the prior year period. The fiscal 2010 first quarter results also included a pre-tax, non-cash gain of $270,000 from the exchange of the Company’s remaining outstanding 3% note for common shares.

U.S. case sales increased to 51,428 nine liter cases in the fiscal 2010 first quarter from 48,937 cases in the prior year period. International case sales decreased to 10,241 cases in the fiscal 2010 first quarter as compared to 18,372 cases in the prior year period. Total case sales for the fiscal 2010 first quarter were 61,669 cases as compared to 67,309 cases in the prior year period. First quarter 2010 case sales included sales of the Company’s recently launched Tierras tequila, the first USDA certified organic tequila.

Richard J. Lampen, President and Chief Executive Officer, said, “We are pleased with the progress that we have made amidst challenging economic conditions. We will continue to focus on improving margins, controlling expenses and growing our own premium brands, as well as pursuing opportunistic brand acquisitions and agency relationships. We are confident that we have the right strategy in place and our May 2009 repurchase of 1,000,000 shares of Castle Brands common stock underscores our belief in our vision for the future.”

John Glover, Chief Operating Officer, continued, “Our focus on sales and marketing has created positive momentum in the business on which we seek to build further. We believe our efforts to support our existing agency brands while also pursuing new agency relationships will also benefit our operations in future quarters. We are continuing to execute our strategic plan and are pleased with the progress we are making towards achieving profitability.”

$15 Million Private Placement and Note Conversion

In October 2008, the Company completed the sale of 1.2 million shares of Series A Convertible Preferred Stock for $15 million at a purchase price of $12.50 per share (which was, in effect upon conversion, $0.35 per share of common stock). Concurrently with the closing, all of the Company’s 6% convertible notes, in the principal amount of $9 million, plus accrued interest, were converted into shares of Series A Preferred Stock at a per share price of $23.21 (which was, in effect upon conversion, $0.65 per share of common stock). Also, Castle Brands (USA) Corp.’s 9% senior secured notes, in the principal amount of $9.7 million, plus accrued interest, were converted into shares of Series A Preferred Stock at a per share price of $12.50 (which was, in effect upon conversion, $0.35 per share of common stock). The Company retired the remaining outstanding note by issuing common stock in May 2009.

The closing of the private placement and the conversion of the notes (and subsequent automatic conversion of the Series A Preferred Stock issued in connection therewith) resulted in the Company’s issuance of approximately 86 million shares of common stock in the fourth quarter of fiscal 2009.

About Castle Brands Inc.

Castle Brands is an emerging developer and international marketer of premium branded spirits within five categories of the spirits industry: vodka, rum, whiskey, liqueurs and tequila. Castle Brands’ portfolio includes, Boru® Vodka, Gosling’s Rum®, Pallini® LimoncelloTM, RaspicelloTM and PeachcelloTM, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Jefferson’sTM, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® Bourbon, Sam Houston® Bourbon, Celtic Crossing® Liqueur, Brady’s® Irish Cream and TierrasTM tequila.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current recessionary economic environment and concurrent market instability. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K, as amended, for the year ended March 31, 2009, filed with the Securities and Exchange Commission.

When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the documents incorporated by reference. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,
	2009	2008
Sales, net*	$5,854,226	$5,891,395
Cost of sales*	3,545,220	3,952,685

Gross profit	2,309,006	1,938,710

Selling expense	2,679,490	3,429,344
General and administrative expense	1,374,084	2,071,973
Depreciation and amortization	219,372	243,507

Loss from operations	(1,963,940)	(3,806,114)

Other income	2	15,573
Other expense	(10,212)	(11,725)
Foreign exchange gain (loss)	1,041,953	(98,911)
Interest income (expense), net	18,781	(505,350)
Gain on exchange of 3% note payable	270,275	—
Income tax benefit	37,038	37,038

Net loss	(606,103)	(4,369,489)
Net loss attributable to noncontrolling interests	47,110	67,308

Net loss attributable to common stockholders	$(558,993)	$(4,302,181)

Net loss per common share, basic and diluted, attributable to common stockholders	$(.01)	$(0.28)

Weighted average shares used in computation, basic and diluted, attributable to common stockholders	101,708,944	15,629,776

*	Sales, net and Cost of sales include excise taxes of $1,174,604 and $978,054 for the three-months ended June 30, 2009 and 2008, respectively.